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                                                                   EXHIBIT 4.5


                               MICROGRAFX, INC.
                       1995 DIRECTOR STOCK OPTION PLAN

1. Purpose

The purpose of the Option Plan is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company. Accordingly, the Option Plan provides that the Company shall grant to members of its Board of Directors that are not employees of the Company (each, an "Optionee") the option (each, an "Option") to purchase shares of the Company's Common Stock, described below under "Terms, Conditions and Form of Options".

2. Administration

The Board of Directors of the Company is to supervise and administer the Plan. However, grants of Options under the Option Plan and the amount and nature of the awards to be granted shall be effective automatically in accordance with the terms and provisions of the Option Plan without further action by the Board of Directors. All questions of interpretation of the Option Plan or of any Options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan.

3. Participation in the Plan

Members of the Board of Directors who are not employees of the Company or any subsidiary of the Company will be eligible to participate in the Option Plan ("Eligible Director").

4. Shares Subject to the Plan

The Option Plan provides that the maximum number of shares which may be issued under the Option Plan shall be 300,000 shares of Common Stock, subject to adjustment as provided in the Option Plan for stock splits, recapitalizations and other events resulting in an adjustment of the Company's outstanding Common Stock. See "Changes in Common Stock". If any outstanding Option under the Option Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such Option shall again become available for grant pursuant to the Option Plan.

All Options granted under the Option Plan are intended to be nonstatutory Options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

5. Terms, Conditions and Form of Options

Each Option granted under the Option Plan is to be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

a)    Option Grants

      i) Upon approval of the Option Plan at the Annual Meeting, each Eligible Director will be granted an Option for a number of shares of Common Stock which is equal to the difference between 23,000 and the number of shares of Common Stock subject to outstanding Options granted under the Company's Incentive and Nonstatutory Stock Option Plan held by the Eligible Director in question, with a grant date ("Date of Grant") of July 21, 1995, which was the date the Option Plan was adopted by the Board of Directors (the "Effective Date").

      ii) On each October 1, beginning with an October 1, 1996 Date of Grant, the Board of Directors shall grant each person who is an Eligible Director on such Date of Grant an Option for 3,000 shares of Common Stock.



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      iii) In addition to the above Options, each person who becomes an
           Eligible Director subsequent to the Effective Date shall be granted an Option, with a Date of Grant five business days after he becomes an Eligible Director, for 20,000 shares of Common Stock.

b)    Option Exercise Price

The exercise price per share for each Option granted under the Plan shall equal the last reported sale price per share of Common Stock on the NASDAQ National Market System (or, if the Company is traded on another nationally recognized securities exchange on the Date of Grant, the reported closing sales price per share of the Common Stock by such exchange) on the Date of Grant (or, if no such price is reported on such Date of Grant, such price as reported on the nearest preceding day). On July 21, 1995, the last reported sale price of the Common Stock in the NASDAQ National Market System was $8.375 per share, and if the Option Plan is approved by the Shareholders, all Eligible Directors will be granted an Option for 3,000 shares having an exercise price of $8.375.

c)    Options Non-Transferable

Each Option granted under the Option Plan by its terms shall not be transferable by the Optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee
only by him.   No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

d)    Exercise Period

Each Option granted under the Option Plan shall become exercisable, in whole or in part, and cumulatively, in 25 percent increments on each anniversary of the Date of Grant, and, if not previously exercised or expired, shall automatically expire on the earlier of (i) the date on which the Optionee no longer is an Eligible Director except by reason of becoming an employee of the Company or death, and in the case of the death of an Eligible Director, the person to whom his rights under the Option are transferred by will, or by laws of descent and distribution, shall have the same rights hereunder as the Eligible Director but only until the first anniversary of the Eligible Director's date of death, and
(ii) the fifth anniversary of the Date of Grant.

e)    Exercise Procedure

Options may be exercised only by written notice to the Company at its principal office accompanied by payment in cash of the full consideration for the shares to be exercised.

6.    Effective Date

The Option Plan provides that it became effective on July 21, 1995 upon its adoption by the Board of Directors, but all grants of Options are conditional upon the approval of the Option Plan by the shareholders of the Company within 12 months after adoption of the Option Plan by the Board of Directors. To this end, the shareholders are to act upon the Option Plan at this Annual Meeting.

7.    No right to Continue as Director; No Stockholders' Rights for Options

The Option Plan provides that neither the Option Plan, nor the granting of an Option nor any other action taken pursuant to the Option Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time. The Option Plan further provides that an Optionee shall have no rights as a stockholder with respect to the shares covered by his Option until the date of the issuance to him of a stock certificate therefore, and no adjustment will be made for dividends or other rights (except as provided below under "Changes in Common Stock") for which the record date is prior to the date such certificate is issued.


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8. Changes in Common Stock

The Option Plan provides that if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in
(i) the maximum number and kind of shares reserved for issuance under the Option Plan, (ii) the number and kind of shares or other securities subject to then outstanding Options under the Option Plan and (iii) the price for each share subject to any then outstanding Options under the Option Plan, without changing the aggregate purchase price as to which such Options remain exercisable. No fractional shares will be issued under the Option Plan on account of any such adjustments.

The Option Plan also provides that in the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, the Board of Directors, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding Options, either (i) provide that such Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), or (ii) upon written notice to the Optionees, provide that all unexercised Options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the Optionee within a specified number of days following the date of such notice.

9. Amendment of the Plan

The Board of Directors may suspend or discontinue the Option Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company no revision or amendment shall increase the number of shares which may be issued under the Option Plan (except as provided above under "Changes in Common Stock"), change the designation of the class of directors eligible to receive Options under the Option Plan, materially increase the benefits accruing to participants under the Option Plan or extend the term of the Option Plan. The Option Plan may not be amended more than once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

10. Certain Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the Option Plan is only a summary, does not purport to be complete and does not cover, among other things, state and local tax treatment of participation in the Option Plan. Furthermore, differences in individual Optionees' financial situations may cause federal, state and local income tax consequences of participation in the Option Plan to vary.

All Options are intended to be non-statutory options not entitled for the special tax treatment under Section 422 of the Code. As such, an Optionee will not recognize any income upon the grant of an Option. Upon exercise of an Option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price must be treated as ordinary income received by the Optionee. Thus, an Optionee would be subject to taxation at the time an Option is exercised.

The Company generally will be entitled to deduct the amount that the Optionee is required to treat as ordinary income in the Company's taxable year that ends with or within the taxable year in which the Optionee recognizes such income, to the extent such amount constitutes an ordinary and necessary business expense and is not disallowed under section 162(m).

Upon a taxable disposition of shares of Common Stock acquired through the exercise of an Option, any amount received by the Optionee in excess of the sum of (i) the exercise price and (ii) any amount includable in income with respect to the exercise of such Option, will generally be treated as long-term or short-term capital gain, depending upon the holding period of the shares. To qualify for long-term capital gain or loss treatment, shares of

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Common Stock must have been held for more than 12 months as a capital asset.
The maximum federal income tax rate applicable to individuals for long-term capital gain is currently 28 percent. If, upon disposition, the Optionee receives an amount that is less than the fair market value of the shares on the exercise date, the loss will generally be treated as a long or short-term capital loss, depending upon the holding period of the shares.

               Adopted by the Board of Directors on July 21, 1995

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